Exhibit 99.1

Press Release

Nancy E. Graves, President & Chief Executive Officer, Bank of New Jersey Appointed to the Federal Reserve Bank of New York’s Community Depository Institutions Advisory Council

October 1, 2018

NEW YORK—The Federal Reserve Bank of New York today announced the appointment of Nancy E. Graves, President & Chief Executive Officer, Bank of New Jersey as a new member to the Community Depository Institutions Advisory Council (CDIAC), effective immediately.

Council members are representatives from commercial banks, thrift institutions, and credit unions with assets under $10 billion and headquartered in the Second District (New York, Northern New Jersey, Fairfield County Connecticut, Puerto Rico, and the U.S. Virgin Islands). The purpose of the council is to provide information and insight to the New York Fed from the perspective of community depository institutions.

The Federal Reserve Bank of New York President meets with the council twice a year to discuss regional economic and financial conditions, and other issues confronting community depository institutions.

President & CEO Nancy E. Graves commented, “I am very honored to be selected for this very prestigious and relevant Council. Bank of New Jersey welcomes the opportunity to be represented and to bring our perspective to CDIAC.”

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services. The Bank currently has 9 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and Woodcliff Lake.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-720-3201.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements are included in our Annual Report on Form 10-K under Item 1a — Risk Factors and in the description of our business under Item 1. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.